                                                Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-107806
                                                  Registration No. 333-107806-01
                                  Zero Coupon Senior Exchangeable Notes Due 2023
                                                           CUSIP No. 629568 AJ 5



                             NABORS INDUSTRIES, INC.
                             NABORS INDUSTRIES LTD.

               PROSPECTUS SUPPLEMENT NO. 2 DATED NOVEMBER 3, 2003
                       TO PROSPECTUS DATED AUGUST 21, 2003

         The selling securityholders table on pages 43-45 of the prospectus, is amended by this supplement no. 2 to add the following entities as selling securityholders:

                                                                         PRINCIPAL AMOUNT
                                                                       AT MATURITY OF NOTES              PERCENTAGE OF
SELLING SECURITYHOLDER                                            BENEFICIALLY OWNED AND OFFERED       OUTSTANDING NOTES
----------------------                                            ------------------------------       -----------------
Barclays Capital Securities Ltd. (2)                                      $   10,000,000                      1.43%
CDC Financial Products Inc. (2) (3)                                       $    3,000,000                          *
Citigroup Global Markets Inc. (1) (2) (4)                                 $   75,500,000                     10.79%
Merrill Lynch, Pierce, Fenner & Smith, Inc. (2)                           $    5,000,000                          *
UBS O'Connor LLC F/B/O O'Connor Global Convertible Arbitrage
     Master Ltd. (1) (2)                                                  $   14,800,000                      2.11%
Waterstone Market Neutral Fund, L.P. (1) (5)                              $      942,000                          *
Waterstone Market Neutral Offshore Fund, Ltd. (1) (5)                     $    4,058,000                          *


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*        Less than 1%.

(1) Includes amounts previously set forth in the selling securityholders table included in the prospectus dated August 21, 2003 or in supplements thereto.

(2) The securityholder has informed us that there is no natural person with voting or investment power over the respective notes.

(3) The securityholder also owns $2,000,000 in the securities that were previously registered.

(4) Citigroup Global Markets Inc. and/or its affiliates have provided, and may in the future provide, investment banking services to Nabors and/or Nabors Delaware, including being the initial purchaser of the notes.

(5) The securityholder has informed us that Shawn Bergerson, CEO of Waterstone Capital Management, L.P., has voting or investment power over the respective notes.